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                                                        Exhibit 10.51

January 23, 1998


Susan T. Daniel
54 South Fourteenth Street
San Jose, CA 95112

Dear Susan:

We are very pleased that you are considering joining us at Informix Software, Inc. (Company). The purpose of this letter is to set forth our offer of employment. We propose that you begin employment with Informix Software, Inc. in the capacity of Vice President, Human Resources, reporting to Bob Finocchio, Chairman, President and Chief Executive Officer.

Your salary, computed on an annual basis beginning on the date you become an employee of the Company, will be $230,000 per year and shall be paid in equal semi-monthly installments.

You will also participate in the Executive Incentive Compensation Plan in 1998 at a rate of 40%. The first six months are guaranteed. Plan details will be provided under separate cover.

It will be recommended to the Board of Directors that you receive a non-qualified stock option under the Informix Corporation Employee Stock Option Plan to acquire 200,000 shares of the common stock of Informix Corporation on terms and conditions to be determined solely by the Board of Directors at the time of the grant. In the event of a merger or change in control of the Company within six months after the date of the agreement, the exercisability of your options will accelerate as to two year's additional vesting. If such change of control takes place after such six month period, the exercisability of your options will accelerate so as to become fully vested. You, of course, will be under no obligation to exercise any stock options which may be granted to you.

In addition, a hire-on bonus of $15,000 will be awarded to you in which you will become "vested" at the rate of $7,500 for each of your first two years with the Company. In the event you terminate your employment before the end of the first year you will be required to repay the full amount of the bonus and if you terminate your employment after one year but before completing two years you will be required to repay one-half of the bonus.

In the event of a change in ownership of the company during your first two years of employment only for a termination other than cause, you will be entitled to receive as severance an amount equal to one (1) year base salary, if your employment terminates within 90 days of the initiating event irrespective of which party initiates the termination.

This offer of employment is contingent upon the following:

- Your signing of the Company's Employee Agreement for Nondisclosure of Confidential Information, in the form attached.

-  Your acceptance of this offer by signing this letter below.

-  Your signing of the enclosed W-4 form.

-  Approval by the Informix Board of Directors.

- Within your first day of employment, you must provide for examination, proof of your legal right to work in the United States and complete the Immigration Form I-9 as required by the U.S. Immigration and Naturalization Service. These include either 1) a U.S. passport, a U.S. certificate of citizenship, a U.S. certificate of naturalization, an unexpired foreign passport with attached employment authorization or an alien registration card with photograph: OR 2) a state driver's license, a state I.D. card, a U.S. military card AND a Social Security

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Page 2
Susan T. Daniel
January 23, 1998


card or a U.S. birth certificate. If you do not have proof of identification on the first day of employment, you will be sent home to obtain the documents. You will not be placed on the payroll until this form is completed by a Company representative. If for any reason you are unable to provide proof of your identity as well as your legal right to work in the United States within the first three days the Company may terminate your employment. From time to time after your first day of employment, you may be asked to provide proof of your identify as well as your legal right of work in the United States.

This offer of employment is not for any specific period of time and your employment may be terminated with or without cause by yourself or the Company at any time for any reason.

As an employee of Informix, you also agree to comply with company policies, procedures and standards of conduct that may be established by the Company.

This offer of employment contains all of the terms and conditions of your employment with the Company and supersedes any and all prior, oral or written representations or agreements made by anyone employed by, or associated with, the Company.

The terms of this offer, if accepted, will become your terms of employment and can only be added to or modified by a written document signed by the Chief Executive Officer.

I am looking forward to your acceptance of this offer. Please be advised that this offer of employment is valid only to January 30, 1998. Please acknowledge your acceptance by signing and dating this letter and returning it to us before February 2, 1998. In addition, please complete the W-4 form and return it to the Human Resources Department prior to beginning your employment or no later than 3 days after your date of hire. Enclosed for your convenience in making the return is a self-addressed envelope. Please bring your I-9 form, required identification, and Non-Disclosure Agreement with you on your first day of employment for verification and witnessing by your manager.

Sincerely,

INFORMIX SOFTWARE, INC.

/s/ Robert  J. Finocchio
--------------------------------
Bob Finocchio
Chairman, President and
Chief Executive Officer


Enclosures
1. Non-Disclosure Form
2. I-9 Form
3. W-4
4. Application of Employment

AGREED ON THE 26TH DAY OF JANUARY, 1998
ANTICIPATED START DATE:  FEBRUARY 9, 1998
SIGNED:  /S/ SUSAN DANIEL
        -------------------------
        Susan Daniel